Exhibit 99.1
News Release
Boeing Corporate Offices 100 North Riverside Chicago, IL 60606 www.boeing.com

Boeing Announces Future Retirement Plan Changes for Nonunion Employees

•	Move continues delivering market-leading retirement benefits while strengthening competitiveness

•	Provides company contributions each pay period to a new defined contribution retirement savings component

•	Offers employees access to free, personal retirement counseling services

•	Ensures a consistent approach to retirement benefits across nearly all nonunion and union populations

CHICAGO, March 6, 2014 - Boeing [NYSE: BA] today provided advance notice to nonunion employees participating in the company’s defined benefit pension plans that they will transition in 2016 to a company-funded defined contribution retirement savings plan.
Beginning Jan. 1, 2016, Boeing will make cash contributions each pay period to employees’ retirement savings through a new defined contribution component of the 401(k) plan. All benefits earned in the current traditional pension plan prior to the transition will be paid to employees in retirement, and the company will continue to match employee savings in an existing 401(k) plan.
The transition covers roughly 68,000 employees, including managers and executives, who participate in the main Boeing and subsidiary defined benefit pension plans. Retirees already receiving pension benefits are not affected by this change.
“Our objective in making this transition is twofold: continue providing an attractive, market-leading retirement benefit contributing to employees’ retirement security, while also assuring our competitiveness by curbing the unsustainable growth of our long-term pension liability,” said Tony Parasida, senior vice president of Human Resources and Administration.
Notice of the impending change is the latest in a series of steps the company has taken to address the challenges created by defined benefit pension plans. For example, all nonunion employees hired since 2009 and new hires of 28 unions have been moved to defined contribution plans, which help Boeing to better predict and manage financial risks, while still providing its employees a market-leading retirement benefit.
Similar changes were also included in contract extensions ratified this year by members of the company’s biggest union, the International Association of Machinists and Aerospace Workers (IAM) District 751 in Seattle and IAM District 837 in St. Louis.
The new benefit will supplement employees’ defined benefit pensions earned through Dec. 31, 2015. All pension benefits earned through the end of 2015 are the employees’ to keep. The credit-based portion of employees’ defined benefit pension will grow with interest credits until employees begin receiving their pension benefit.
Features of the transition plan include:

•
A three-year transition benefit to employees' 401(k) accounts equal to 9 percent of their eligible income in 2016, 8 percent of income in 2017 and 7 percent of income in 2018. (Eligible income includes base salary, incentive pay and shift differential, if applicable.)

•	Pay-period contributions to 401(k) accounts of 3 percent to 5 percent of eligible income, depending on age, beginning in 2019.

•	Access to free, personal retirement counseling services for up to two years.

•	Access to seminars and online retirement planning modeling tools to help employees reach their retirement goals.
Upon initiating retirement benefits, employees will receive the combined value of their company-funded defined pension benefit and new defined contribution benefit, along with existing 401(k) voluntary retirement savings, the company’s matching contributions to those savings, as well as Social Security benefits, when eligible.
The company expects the changes to have an immaterial impact on 2014 core (non-GAAP) earnings. GAAP earnings for 2014 will also include a non-cash pension curtailment charge of approximately $110 million that will be recorded in the first quarter. The $110 million charge is in addition to previously announced $140 million and $80 million non-cash charges also being recorded in the first quarter for changes to retirement plans under the contract agreements with the IAM 751 and IAM 837 unions.

Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this release may be "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "forecasts," "projects," "plans," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, business prospects, financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current assumptions about future events that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual events to differ materially from these forward-looking statements, including economic conditions in the United States and globally, general industry conditions as they may impact us or our customers, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update or revise any such statement, except as required by law.

# # #

Contact:
John Dern
Boeing Corporate Offices
Office: 312-544-2002
john.dern@boeing.com